EXHIBIT 99.1

SJW Group Announces 2023 Second Quarter Financial Results and Declares Dividend

•Diluted earnings of $0.58 per share, an increase of $0.20 compared to $0.38 in the same quarter last year
•$115.7 million investment in infrastructure projects in the first half of 2023
•Constructive California Cost of Capital Decision providing Water Cost of Capital Mechanism (WCCM)-adjusted return on equity of 9.31%
•Quarterly dividend of $0.38 per share declared

SAN JOSE, Calif. – July 31, 2023 – SJW Group (NYSE: SJW) today reported financial results for the second quarter ended June 30, 2023.
"We are pleased with our financial results for the quarter, which demonstrate the strength of our water utility operations and our commitment to providing high-quality and reliable water service to our customers,” stated SJW Group Chair, CEO, and President, Eric W. Thornburg. “We continued to deliver on our growth strategy by investing in our water supply and infrastructure across our local operations, as well as securing a constructive decision in the California Cost of Capital proceeding. Our strong operating performance and continued strategic execution positions us well for the future."
Operating Results
As noted in the company's first quarter 2023 financial results, comparisons between 2023 and 2022 operating results are affected by and reflect the delay in San Jose Water Company's (SJWC) 2022 to 2024 general rate case (GRC) proceeding. As a reminder, while the California Public Utilities Commission (CPUC) approved the settlement agreement and SJWC recorded the authorized revenue increase from the GRC in the fourth quarter of 2022, the revenue increase was retroactive back to January 1, 2022. This delayed recognition of GRC-authorized revenues affects quarter-over-quarter comparisons through 2023.
Operating results for the second quarter were also affected by the end of the declared drought emergency and mandatory conservation, as well as an unusually cool and wet season in California. We have experienced reduced water usage in Maine and Texas principally due to weather. As of April 11, 2023 SJWC was no longer afforded the revenue protections of the Water Conservation Memorandum Account (WCMA) and Water Conservation Expense Memorandum Account (WCEMA) that were in place to offset the effect of lower water usage due to mandatory conservation. On April 20, 2023 SJWC filed with the CPUC requesting continuation of the WCMA and WCEMA based on its water wholesaler’s declaration of a 15% voluntary water-use reduction goal. The CPUC has not issued a decision on SJWC’s filing and results for the quarter do not include any benefit from these two regulatory mechanisms beyond April 11. Weather and usage will continue to be a factor for the remainder of 2023.
Quarterly Operating Results
Net income for the quarter ended June 30, 2023 was $18.3 million, or $0.58 per diluted share, up 58% compared to $11.6 million, or $0.38 per diluted share, in the same quarter last year. The increase was primarily driven by rate filings in California and Maine, the delay in SJWC's 2022 GRC, and a decrease in income taxes due to the release of uncertain tax position reserve.
Operating revenue for the quarter ended June 30, 2023 was $156.9 million, up 5% compared to $149.0 million for the same quarter last year. The increase was primarily driven by $14.7 million in rate filings, $1.4 million in earnings from regulatory mechanisms, and customer growth of $0.9 million; partially offset by lower customer usage of $9.0 million driven primarily by weather conditions.
Operating expenses for the quarter ended June 30, 2023 were $125.7 million, up 3% compared to $122.6 million for the same quarter last year. This change in operating expenses reflects:
•A slight increase in water production expenses of $2.2 million, or $61.9 million in the second quarter 2023 compared to $59.7 million in the same quarter last year.
•An increase in depreciation and amortization of $0.9 million primarily due to increases in new utility plant additions.

•A decrease in maintenance expenses of $0.6 million primarily due to timing of contract work and materials expense.
•An increase in taxes other than income of $0.3 million.
The effective consolidated income tax rates for the second quarter of June 30, 2023 and 2022 were approximately (9)% and 17%, respectively. The lower effective tax rate was primarily due to the partial release of uncertain tax position reserve.
Operating Results Year-to-Date
Net income for the first half of 2023 was $29.8 million, or $0.95 per diluted share, up 95% compared to $15.3 million, or $0.50 per diluted share, in the same period last year. The increase was primarily driven by rate filings in California and Maine, and the delay in SJWC's 2022 GRC.
Operating revenue for the first half of 2023 was $294.2 million, up 8% compared to $273.3 million for the same period last year. The increase was primarily driven by $32.1 million in rate filings, $2.4 million earnings from regulatory mechanisms, and customer growth of $1.9 million; partially offset by lower customer usage of $15.6 million driven primarily by weather conditions.
Operating expenses for the first six months of June 2023 were $237.8 million, up 3% compared to $230.4 million for the same period last year. This change in operating expenses reflects:
•A slight increase in water production expenses of $2.9 million, or $108.9 million in the first six months of 2023 compared to $106.1 million in the same period last year.
•A decrease in the gain on sale of nonutility properties of $5.5 million due to the recording of a non-recurring sale of non-utility properties in 2022, and no recorded gain on the sale of nonutility properties in 2023.
•A decrease in depreciation and amortization of $0.4 million primarily due to a $2.4 million one-time impact related to amortization on certain Cupertino concession assets in 2022 offset by increases in depreciation related new utility plant additions.
•A decrease in maintenance expenses of $1.2 million primarily due to timing of contract work and materials expense.
The effective consolidated income tax rates for the first six months ended June 30, 2023 and 2022 were approximately (1)% and 18%, respectively. The lower effective tax rate was primarily due to the partial release of uncertain tax position reserve.
Capital Expenditures
During the first six months of 2023, SJW Group invested $115.7 million in infrastructure and water supply, which is approximately 45% of the 2023 capital expenditures budget.
SJW Group plans to invest more than $1.6 billion in capital over the next 5 years to build and maintain its water and wastewater operations, and install PFAS treatment, subject to regulatory approvals and availability of funding.
Rate Activity and Regulatory Updates
California
On June 29, 2023 the CPUC issued a final decision in the Cost of Capital (CoC) proceeding for SJWC and other Class A water utilities for the years 2022 through 2024. The prospective decision continued the WCCM, previously authorized in the past CoC decisions. The WCCM provides for adjustments to SJWC’s return on equity and cost of debt if the average Moody’s Aa utility bond index rate between October 1, 2021 and September 30, 2022 varies by more than 100 basis points when compared to the same period from the prior year. The index rate in that period increased 103 basis points, surpassing the required WCCM trigger.
SJWC filed Advice Letter No. 598 to trigger the WCCM on June 30, 2023. On July 31, 2023 the company expects to file a separate advice letter to implement new rates that reflect a WCCM-adjusted return on equity of 9.31%, a cost of debt of 5.26%, and an overall rate of return of 7.47%. In accordance with the CoC final decision, new rates will be effective as of the date of the filing.

Connecticut
The Connecticut Water Company filed an application with the Connecticut Public Utilities Regulatory Authority for $11.5 million in projects completed through the Water Infrastructure and Conservation Adjustment (WICA). The company expects a decision on that application and an effective date of any authorized increase in the fourth quarter of 2023. If approved as filed, the requested increase would generate approximately $1.3 million in annualized revenues, and the cumulative WICA would be 7.38%. The cumulative WICA cap between general rate cases is 10%.
Maine
On July 3, 2023 Maine Water Company requested that the Maine Public Utilities Commission (MPUC) authorize a temporary annualized revenue increase of $1.5 million in its Biddeford Saco Division. The request is related to Maine Water's March 2023 filing with the MPUC for a $2.9 million revenue increase to recover the operating expenses and increased borrowing costs of the $60 million Saco River Drinking Water Resource Center that went in-service in June 2022. The temporary revenue increase requested represents the uncontested amount between the company and the Office of Public Advocate. The authorization of temporary rates and the final amount of the revenue increase in the general rate case will be determined by the MPUC. A final decision on the general rate case request of $2.9 million is expected in the fourth quarter of 2023.
On June 30, 2023 a water infrastructure surcharge was filed with the MPUC for the company’s Camden Rockland Division. If approved as requested, annualized revenues generated would be $158,000. A decision is expected in the third quarter of 2023.
Texas
On July 24, 2023 the Texas Public Utilities Commission (PUCT) approved Texas Water Company's (TWC) application to acquire KT Water Development. KT Water Development provides service to approximately 570 residential water connections. We expect to close on the acquisition during the third quarter. The PUCT's final decision that transfers the Certificate of Convenience and Necessity (CCN) to TWC is expected in the fourth quarter, which is when we anticipate approval of our request for fair market value and filed rate doctrine treatment.
On June 15, 2023 the PUCT approved the application for the transfer of 520 acres of water CCN and 314 acres of sewer CCN from the San Antonio Water System's to TWC's CCN. No customers were transferred as part of the transaction.
On April 10, 2023 TWC filed an application with the PUCT to acquire the Elm Ridge water system that serves 21 residential customers. TWC has asked for filed rate doctrine treatment, which allows the acquiring utility’s current rates to be applied at the time of acquisition.
TWC's application for a system improvement charge (SIC) is pending before the PUCT. We expect the PUCT to issue a final decision on the application by the end of the first quarter of 2024. The SIC would allow TWC to add certain utility plant additions made since 2020 to its rate base, thereby increasing revenue and avoiding the immediate need for a general rate case. The SIC is projected to increase TWC’s water revenue by $1.6 million and sewer revenue by $29 thousand within one year of the SIC's approval.
ESG Initiatives & Recognition
Institutional Shareholder Services’ (ISS) most recent review of the company’s ESG activities shows that among its U.S. water utility peers, SJW Group is tied for second in overall environmental score, third for overall social score, and has the second highest overall governance score possible. The company has again been recognized with a Prime status by ISS ESG. Prime status is awarded to those companies with an ESG performance above the sector-specific PRIME threshold.
So far this year in 2023, SJW Group is progressing on new initiatives to reduce the use of fossil fuels and greenhouse gas emissions. We have achieved 50% of our 2023 fleet electrification goal in California and are on track to reach our goal of replacing 25 internal combustion powered vehicles with battery electric vehicles (BEVs) in 2023. In total, BEVs and biofueled vehicles constitute 32% of our vehicle fleet in California. The BEVs will be charged at new EV charging stations at our facilities, including some that are solar powered. We are fueling some of our generators with biodiesel fuel beginning this year – a measure that we estimate will reduce the use of 23,000 gallons of standard diesel fuel. Further, in California we are making preparations to install a ‘Megapack’ energy storage battery to replace a diesel fueled generator by 2025.
These projects reflect the company’s commitment to ESG and are among the many planned initiatives to help the company meet its goal of reducing GHG emissions by 50% in 2023 compared to 2019.
Earnings Guidance Reaffirmed
In consideration of the first half-year results, SJW Group reaffirms the company’s 2023 full-year guidance:
•Net income per diluted common share of $2.40 to $2.50;
•Non-linear long-term diluted EPS growth of 5% to 7%, anchored off of 2022 diluted EPS of $2.43; and
•Regulated infrastructure investments of approximately $255 million in 2023.
Guidance for 2023 is based on the following factors: no significant rate cases expected in 2023; continued inflation affecting interest costs, labor costs and other expenses; usage recovery associated with the end of mandatory water conservation; and changes in the effective tax rate. It further assumes typical weather conditions in California, Maine and Texas, and revenue protection in Connecticut via the Water Revenue Adjustment that reconciles actual revenues to authorized revenues.
Our guidance is also subject to risks and uncertainties, including, without limitation, those factors outlined in the “Forward Looking Statements” of this release and the “Risk Factors” section of the company’s annual and quarterly reports filed with the Securities and Exchange Commission.
Dividend
The directors of SJW Group have declared a quarterly cash dividend on common stock of $0.38 per share, payable on September 1, 2023, to shareholders of record at the close of business on August 7, 2023. Dividends have been paid on SJW Group’s and its predecessor’s common stock for more than 79 consecutive years. For 55 consecutive years, SJW Group stockholders have received an increase in their calendar year dividend without interruption or reduction, which places it in an exclusive group of companies on the New York Stock Exchange.
Financial Results Call Information
Eric W. Thornburg, president, chief executive officer and board chair, and Andrew F. Walters, chief financial officer and treasurer, will review results for the second quarter 2023 in a live webcast presentation at 11 a.m. PT, or 2 p.m. ET, on Monday, July 31, 2023.
Interested parties may access the webcast and related presentation materials at the website www.sjwgroup.com. An archive of the webcast will be available until October 23, 2023.
About SJW Group
SJW Group is among the largest investor-owned pure-play water and wastewater utilities in the United States, providing life-sustaining and high-quality water service to nearly 1.5 million people. SJW Group’s locally led and operated water utilities - San Jose Water Company in California, The Connecticut Water Company in Connecticut, The Maine Water Company in Maine, and SJWTX, Inc. (dba The Texas Water Company) in Texas - possess the financial strength, operational expertise, and technological innovation to safeguard the environment, deliver outstanding service to customers, and provide opportunities to employees. SJW Group remains focused on investing in its operations, remaining actively engaged in its local communities, and delivering continued sustainable value to its stockholders. For more information about SJW Group, please visit www.sjwgroup.com.
Forward-Looking Statements
This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Some of these forward-looking statements can be identified by the use of forward-looking words such as “believes,” “expects,” “estimates,” “anticipates,” “intends,” “seeks,” “plans,” “projects,” “may,” “should,” “will,” or the negative of those words or other comparable terminology. These forward looking statements are only predictions and are subject to risks, uncertainties, and assumptions that are difficult to predict.
These forward-looking statements involve a number of risks, uncertainties and assumptions including, but not limited to, the following factors: (1) the effect of water, utility, environmental and other governmental policies and regulations, including regulatory actions concerning rates, authorized return on equity, authorized capital structures, capital expenditures and other decisions; (2) changes in demand for water and other services; (3) unanticipated weather conditions and changes in seasonality including those affecting water supply and customer usage; (4) the effect of the impact of climate change; (5) unexpected costs, charges or expenses; (6) our ability to successfully evaluate investments in new business and growth initiatives; (7) contamination of our water supplies and damage or failure of our water equipment and infrastructure; (8) the risk of work stoppages, strikes and other labor-related actions; (9) catastrophic events such as fires, earthquakes, explosions, floods, ice storms, tornadoes, hurricanes, terrorist acts, physical attacks, cyber-attacks, epidemic, or similar occurrences; (10) changes in general economic, political, business and financial market conditions; (11) the ability to obtain financing on favorable terms, which can be affected by various factors, including credit ratings, changes in interest rates, compliance with regulatory requirements, compliance with the terms and conditions of our outstanding indebtedness, and general market and economic conditions; and (12) legislative, and general market and economic developments. The risks, uncertainties and other factors may cause the actual results, performance or achievements of SJW Group to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.
Results for a quarter are not indicative of results for a full year due to seasonality and other factors. Other factors that may cause actual results, performance or achievements to materially differ are described in SJW Group’s most recent Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K filed with the SEC. Forward-looking statements are not guarantees of performance, and speak only as of the date made. SJW Group undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.
SJW Group Contacts:
Andrew F. Walters
Chief Financial Officer and Treasurer
408-279-7818
Andrew.Walters@sjwater.com
Daniel J. Meaney, APR
Director of Corporate and External Communications
860.664.6016
Daniel.Meaney@ctwater.com

SJW Group
Condensed Consolidated Statements of Comprehensive Income
(Unaudited)
(in thousands, except share and per share data)

	Three months ended June 30,		Six months ended June 30,
	2023	2022	2023	2022
REVENUE	$156,886	149,041	$294,182	273,343
OPERATING EXPENSE:
Production Expenses:
Purchased water	32,592	26,352	55,010	45,569
Power	2,379	3,394	4,578	6,474
Groundwater extraction charges	14,994	18,360	25,353	32,288
Other production expenses	11,921	11,596	23,964	21,719
Total production expenses	61,886	59,702	108,905	106,050
Administrative and general	23,527	23,260	47,871	47,465
Maintenance	6,298	6,891	12,356	13,586
Property taxes and other non-income taxes	7,896	7,579	16,297	15,888
Depreciation and amortization	26,121	25,207	52,417	52,813
Gain on sale of nonutility property	—	—	—	(5,450)
Total operating expense	125,728	122,639	237,846	230,352
OPERATING INCOME	31,158	26,402	56,336	42,991
OTHER (EXPENSE) INCOME:
Interest on long-term debt and other interest expense	(16,397)	(14,241)	(32,169)	(27,970)
Pension non-service cost	(102)	941	(166)	1,890
Other, net	2,115	824	5,381	1,819
Income before income taxes	16,774	13,926	29,382	18,730
Provision for income taxes	(1,512)	2,368	(434)	3,435
NET INCOME	18,286	11,558	29,816	15,295
Other comprehensive income (loss), net	9	(248)	102	(429)
COMPREHENSIVE INCOME	$18,295	11,310	$29,918	14,866

EARNINGS PER SHARE
Basic	$0.58	0.38	$0.96	0.51
Diluted	$0.58	0.38	$0.95	0.50
DIVIDENDS PER SHARE	$0.38	0.36	$0.76	0.72
WEIGHTED AVERAGE SHARES OUTSTANDING
Basic	31,499,068	30,244,511	31,219,324	30,234,381
Diluted	31,594,494	30,346,040	31,319,248	30,341,065

SJW Group
Condensed Consolidated Balance Sheets
(Unaudited)
(in thousands, except share and per share data)

	June 30, 2023	December 31, 2022
ASSETS
Utility plant:
Land	$41,386	39,982
Depreciable plant and equipment	3,761,749	3,661,285
Construction in progress	141,179	116,851
Intangible assets	35,947	35,959
Total utility plant	3,980,261	3,854,077
Less accumulated depreciation and amortization	1,277,102	1,223,760
Net utility plant	2,703,159	2,630,317

Real estate investments and nonutility properties	1,388	58,033
Less accumulated depreciation and amortization	191	17,158
Net real estate investments and nonutility properties	1,197	40,875

CURRENT ASSETS:
Cash and cash equivalents	25,474	12,344
Accounts receivable:
Customers, net of allowances for uncollectible accounts of $6,414 and $5,753 on June 30, 2023 and December 31, 2022, respectively	58,545	59,172
Other	4,814	5,560
Accrued unbilled utility revenue	50,555	45,722
Assets held for sale	40,850	—
Prepaid expenses	9,152	9,753
Current regulatory assets, net	5,968	16,068
Other current assets	6,075	6,095
	201,433	154,714
OTHER ASSETS:
Net regulatory assets, less current portion	130,009	127,275
Investments	16,136	14,819
Goodwill	640,311	640,311
Other	19,913	24,313
	806,369	806,718
	$3,712,158	3,632,624

SJW Group
Condensed Consolidated Balance Sheets
(Unaudited)
(in thousands, except share and per share data)

	June 30, 2023	December 31, 2022
CAPITALIZATION AND LIABILITIES
CAPITALIZATION:
Stockholders’ equity:
Common stock, $0.001 par value; authorized 70,000,000 shares; issued and outstanding shares 31,731,030 on June 30, 2023 and 30,801,912 on December 31, 2022	$32	31
Additional paid-in capital	716,642	651,004
Retained earnings	464,464	458,356
Accumulated other comprehensive income	1,578	1,477
Total stockholders’ equity	1,182,716	1,110,868
Long-term debt, less current portion	1,519,281	1,491,965
	2,701,997	2,602,833

CURRENT LIABILITIES:
Lines of credit	83,310	159,578
Current portion of long-term debt	44,328	4,360
Accrued groundwater extraction charges, purchased water and power	23,006	19,707
Accounts payable	36,446	29,581
Accrued interest	15,680	13,907
Accrued payroll	10,011	11,908
Income tax payable	4,604	2,696
Other current liabilities	20,569	22,913
	237,954	264,650

DEFERRED INCOME TAXES	228,976	218,155
ADVANCES FOR CONSTRUCTION	140,005	137,696
CONTRIBUTIONS IN AID OF CONSTRUCTION	327,280	323,668
POSTRETIREMENT BENEFIT PLANS	53,001	59,738
OTHER NONCURRENT LIABILITIES	22,945	25,884
COMMITMENTS AND CONTINGENCIES
	$3,712,158	3,632,624